Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in this Registration Statement of American Enterprise Development Corporation on Form S-8 of our report dated March 22, 2007 for American Enterprise Development Corporation. We also consent to the reference to us under the heading "Experts" in this registration statement.

McElravy, Kinchen & Associates, PC
www.Mcelravy.com

Houston, Texas
August 27, 2007